EXECUTION COPY





                        MASTER SERVICES AGREEMENT



                                 BETWEEN



                        FIRST DATA RESOURCES INC.,

                       PARTNERS FIRST HOLDINGS, LLC

                                   AND

                     PARTNERS FIRST RECEIVABLES, LLC




                             JANUARY 29, 1998









                            TABLE OF CONTENTS
                                                                          Page

                                   Article 1

Definitions................................................................  1

                                   Article 2
                                 Services

2.1   Services.............................................................  8
2.2   Communication Links..................................................  9
2.3   Harris Trust and Savings Bank Conversion.............................  9
2.4   Compliance With Laws................................................. 10
2.5   Relationship Management; Programming Support......................... 11

                                   Article 3
                   Exclusivity and Execution by Clients

3.1   Sole and Exclusive Provider.......................................... 11
3.2   Execution of Client Supplements by Clients........................... 12

                                   Article 4
                           Payment for Services

4.1   Fees and Charges..................................................... 13
4.2   Harris Trust and Savings Bank Interim Pricing........................ 13

                                   Article 5
                             Indemnification

5.1   Customer's Indemnification........................................... 13
5.2   FDR's Indemnification................................................ 14
5.3   Claims Period........................................................ 15
5.4   Certain Procedures Regarding Third-Party Claims...................... 15
5.5   Exclusive Remedy..................................................... 17

                                Article 6
                         Limitations on Liability

6.1   Annual Limit on Liability............................................ 17
6.2   No Special Damages................................................... 19


                                Article 7

Disclaimer of Warranties................................................... 19

                                Article 8

Term of Agreement.......................................................... 20

                                Article 9
                               Termination

9.1   Termination by FDR................................................... 20
9.2   Termination by Customer.............................................. 20
9.3   Effect of Termination................................................ 21
9.4   Payments Upon Termination............................................ 22
9.5   Deconversion Assistance.............................................. 22
9.6   Partial Termination of Services...................................... 23

                                Article 10
                       Confidential Nature of Data

10.1  Customer's Proprietary Information................................... 24
10.2  FDR's Proprietary Information........................................ 25
10.3  Confidentiality of Agreement......................................... 25
10.4  Confidentiality...................................................... 25
10.5  Release of Information............................................... 26
10.6  Exclusions........................................................... 26
10.7  Remedy............................................................... 27

                                Article 11
                Representations, Warranties and Covenants

11.1  FDR's Representations and Warranties................................. 27
11.2  Covenants of FDR..................................................... 28
11.3  Customer's Representations and Warranties............................ 28
11.4  Covenant of Customer................................................. 29

                                Article 12

Service Performance........................................................ 29


                                Article 13
                                 General

13.1  Assignment........................................................... 29
13.2  Relationship of Parties.............................................. 29
13.3  Business Continuity Plan............................................. 29
13.4  State Law............................................................ 30
13.5  Notice............................................................... 30
13.6  Headings............................................................. 31
13.7  Waiver............................................................... 31
13.8  Force Majeure and Restricted Performance............................. 31
13.9  Severability......................................................... 32
13.10  Audit............................................................... 32
13.11  Risk of Loss........................................................ 33
13.12  Equal Employment Opportunity........................................ 33
13.13  Entire Agreement.................................................... 33
13.14  Informal Dispute Resolution......................................... 33
13.15  Arbitration......................................................... 34
13.16  Permissible Legal Proceeding........................................ 35
13.17  FDR Insurance Policies.............................................. 35
13.18  Publicity........................................................... 36
13.19  Minority and Women-Owned Business Enterprises....................... 36
13.20  Third Party Beneficiary............................................. 36
13.21  Several Liability................................................... 36
13.22  PF Receivables...................................................... 36

      Exhibits

"A"   -     Services
"B"   -     Payment and Term
"C"   -     Form of Client Supplement
"D"   -     Performance Standards
"E"   -     Insurance Coverage Summary
"F"   -     Interim Pricing
"G"   -     Form of Agency Designation Agreement
"H"   -     Additional Cardholder Support Services
"I"   -     Form of PF Bank Client Supplement





                        MASTER SERVICES AGREEMENT


      This Master Services Agreement dated as of January 29, 1998, is between Partners First Holdings, LLC, a Delaware limited liability company ("Customer"), Partners First Receivables, LLC, a Delaware limited liability company and First Data Resources Inc., 7302 Pacific Street, Omaha, Nebraska 68114 ("FDR").

                                 RECITALS

      A. Customer and Clients desire to obtain data processing and other related services from FDR in connection with their respective Transaction Card businesses in the United States.

      B. FDR is willing to perform data processing and other related services for the Transaction Card businesses in accordance with the terms and conditions of this Agreement, including the acknowledgement of Customer and Clients that FDR is acting solely as an agent in performing the settlement functions and that FDR has no obligation to supply or advance funds for settlement purposes.

      In consideration of the foregoing premises and of the mutual covenants and conditions hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

                                ARTICLE 1
                               DEFINITIONS

      The following definitions apply to the terms set forth below when used in this Agreement:

            "Active Account" means, for any month of determination, a Cardholder Account with a positive or negative balance at the end of such month of determination.

            "Affiliate" means, with respect to any Entity, another Entity which, at the time in question, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or common control with the first Entity. As used herein, "control" means the power to direct the management or affairs of an Entity and "ownership" means the beneficial ownership of more than fifty percent (50%) of the equity securities of the Entity. Notwithstanding the foregoing, for purposes of this Agreement (including the Supplements hereto) neither Bank of Montreal, BankBoston Corporation nor any of their respective subsidiaries shall be deemed to be Affiliates of Customer or any of its subsidiaries.

            "Agency Agreement" is defined in Section 3.2(a) of this Agreement.

            "Agreement" shall mean this Master Services Agreement, together with Exhibits "A", "B", "C", "D", "E", "F", "G", "H" and "I" attached hereto, each executed Client Supplement and that certain letter agreement by and between Customer and FDR of even date herewith, as any or all of the foregoing may be amended from time to time in accordance with the terms herein.

            "Annual Limit" is defined in Section 6.1(a) of this Agreement.

            "Balance Sheet Expenses" means the unamortized portion of any capital costs incurred by FDR in connection with facilities shut down costs related to the facility acquired pursuant to that certain Harris Credit Card Operations Facility Purchase Agreement dated as of January 29, 1998, by and between FDR and Harris Trust and Savings Bank, and signing bonuses or conversions related to this Agreement. For purposes of this definition, facilities shut down costs will only be included to the extent that said facility is vacated prior to June 30, 1999.

            "BankBoston Portfolio" means the cardholder portfolio for which FDR is providing services pursuant to that certain Service
Agreement between FDR and BankBoston, N.A. (f/k/a The First National Bank of Boston) dated as of June 22, 1995.

            "Business Continuity Plan" is defined in Section 13.3 of this Agreement.

            "Business Day" means, with respect to Exhibit "D", the definition in Exhibit "D"; and with respect to the rest of this Agreement and all exhibits other than Exhibit "D", any calendar day other than Saturday, Sunday, those national holidays then currently recognized by Customer and FDR Holidays.

            "Cardholder" means an individual who has a Cardholder
Account with an Issuer.

            "Cardholder Account" means an arrangement between an individual and an Issuer which provides that the individual may use one or more Transaction Cards issued by the Issuer.

            "Cardholder Support Services" means the services identified as such in Section II of Exhibit "A" to this Agreement.

            "cc:Mail Software" is defined in Section II-f of Exhibit "A" to this Agreement.

            "Clearing Banks" mean BankBoston (NH), National Association and Harris Trust and Savings Bank, each as holder of certain credit card accounts subject to the right of Customer to direct the transfer of such accounts to a designee of Customer.

            "Client" means a client of Customer domiciled in the United States which (i) acts as an Issuer in the United States at any time during the Term, (ii) has a currently effective written agreement with Customer pursuant to which Customer manages the Cardholder Accounts owned by such client and (iii) has entered into a Client Supplement with FDR and Customer.

            "Client Supplement" or "Supplement" shall mean an agreement substantially in the form of Exhibit "C" which is executed by FDR, Customer and a Client.

            "Closing Date" means the date of the closing under that certain Master Agreement for the Formation of a Limited Liability
Company, dated as of September 2, 1997 among BankBoston Corporation, a Massachusetts corporation, Bankmont Financial Corp., a Delaware corporation, Harris Trust and Savings Bank, an Illinois banking corporation and First Annapolis Consulting, Inc., a Maryland corporation.

            "Committed Conversion Date" means the date set for the Conversion by the Conversion Change Board following completion and finalization of the Conversion Plan, which date shall not in any event be later than June 30, 1998.

            "Conversion" means the conversion of data relating to the Customer's Accounts of Harris Trust and Savings Bank (other than secured card accounts) to the FDR System, and the services required in preparation for such conversion.

            "Conversion Change Board" means the group of FDR and Customer representatives charged with approving changes to the Conversion Plan.

            "Conversion Plan" means the written plan for accomplishing the Conversion as prepared by FDR and agreed to by Customer.

            "Conversion Tapes" means the cardholder master file tapes and supporting records of Harris Trust and Savings Bank which are required to complete the Conversion.

            "Customer's Accounts" means the Cardholder Accounts of Customer or any Clients, as the case may be, which are subject to this Agreement or the applicable Client Supplement.

            "Customer's Credit Card Business" means the business of Customer and Clients in the United States relating to the Customer's Accounts. For purposes of this Agreement, the term Customer's Credit Card Business shall not include any activities of Customer or Clients pursuant to arrangements with Merchants to obtain Transaction Card Tickets from the Merchants and present such tickets through an Interchange to an Issuer.

            "Customer's Proprietary Information" is defined in
Section 10.1 of this Agreement.

            "Deconversion" means, in connection with the termination of this Agreement or a Supplement or a partial termination pursuant to
Section 9.6, the removal of information concerning the affected
Customer's Accounts from the FDR System.

            "Dispute" is defined in Section 13.14 of this Agreement.

            "Disputed Amount" is defined in Section I-c of Exhibit "B" to this Agreement.

            "Disputing Parties" is defined in Section 13.14 of this Agreement.

            "Effective Date of Termination" is defined in Section 9.3 of this Agreement.

            "Entity" means a corporation, partnership, sole proprietorship, joint venture, limited liability company or other form of organization.

            "Equasion APS" is defined in Section II-g of Exhibit "A" to this Agreement.

            "Exclusive Services" means all those services identified with an asterisk in Section V of Exhibit "B" to this Agreement. No asterisk anywhere in this Agreement or in any exhibit hereto (other than in Section V of Exhibit "B") shall have any effect for purposes of this definition.

            "Expected Processing Fees" is defined in Section IX of Exhibit "B" to this Agreement.

            "FDR Hardware or Software" is defined in Section 11.3(f) of this Agreement.

            "FDR Holidays" is defined in Section IV of Exhibit "A" to this Agreement.

            "FDR's Proprietary Information" is defined in Section 10.2 of this Agreement.

            "FDR System" means the computer equipment, computer software and related equipment and documentation used at any time and from time to time by FDR to provide the services contemplated by this Agreement.

            "Indemnified Party" is defined in Section 5.3 of this Agreement.

            "Indemnifying Party" is defined in Section 5.3 of this Agreement.

            "Infosight Services" is defined in Section II-e of Exhibit "A" to this Agreement.

            "Infosight Software" is defined in Section II-e of Exhibit "A" to this Agreement.

            "Initial Processing Year" is defined in Section 6.1(a) of this Agreement.

            "Initial Year Processing Fees" is defined in
Section 6.1(a) of this Agreement.

            "Inquiry" is defined in Section I-c of Exhibit "B" to this Agreement.

            "Insolvency Event" occurs, with respect to any party, when such party:

            (i) is dissolved, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due;

            (ii) makes a general assignment, arrangement, or composition agreement with or for the benefit of its creditors; or

            (iii) files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian, or similar official for the wind up of its business (or has such a petition or action filed against it and such petition, action or appointment is not dismissed or stayed within sixty (60)
      days).

            "Interchange" means the contractual agreements, rules, regulations and procedures governing the relationships between, or the actions in accordance with the contracts, agreements, rules, regulations and procedures by, any two or more Entities in connection with the Interchange Settlement.

            "Interchange Settlement" means the process by which FDR, on behalf of either or both of Customer or Clients, (a) initiates payment for MasterCard and VISA Transaction Card Tickets presented by Acquirers (as such term is defined in MasterCard and VISA regulations) to Customer and Clients, (b) receives payment for MasterCard and VISA Transaction Card Tickets presented by Customer and Clients to Issuers, and (c) remits and receives payments for chargebacks and other Interchange fees and expenses of or payable by Customer or Clients.

            "Interim Processing Fees" is defined in Exhibit "F" to this Agreement.

            "Interim Processing Services" is defined in Exhibit "F" to this Agreement.

            "Issuer" means an Entity that has a Cardholder Account with a Cardholder.

            "Issuer's Clearinghouse Services" is defined in
Section II-c of Exhibit "A" to this Agreement.

            "Laws" means any and all United States federal, state and local laws, regulations, rules, ordinances and other binding governmental requirements and judicial or administrative orders.

            "Losses" means any and all liabilities, losses, damages, claims, assessments, fines, penalties, costs, fees and expenses of every kind, nature or description imposed or incurred in connection with this Agreement (including, but not limited to, interest which may be imposed in connection therewith, costs of and amounts paid in satisfaction of any judgments, settlements, orders, awards, decrees or equitable relief, reasonable fees and disbursements of counsel, consultants and expert witnesses, and reasonable costs and expenses, including fees and disbursements of counsel, incurred in enforcing any right of indemnification against either party or with respect to any appeal). Without limiting the generality of the foregoing, "Losses" shall include any and all costs and expenses associated with any governmental investigation, enforcement or other governmental action, or administrative agency or judicial proceeding and all restitution, reimbursement and other damages resulting therefrom.

            "Mailboxes" is defined in Section II-f of Exhibit "A" to this Agreement.

            "MasterCard" means MasterCard International Incorporated or its successors or assigns.

            "Merchant" means an Entity that has the right to acquire or otherwise acquires a Transaction Card Ticket as payment for goods, services, or otherwise.

            "Minimum Processing Fees" is defined in Section I-f of Exhibit "B" to this Agreement.

            "Old Year" is defined in Section I-a of Exhibit "B" to this Agreement.

            "Original Term" is defined in Section III-a of Exhibit "B" to this Agreement.

            "PC Access Software" is defined in Section III of Exhibit "A" to this Agreement.

            "PC Remote Access Services" is defined in Section II-d of Exhibit "A" to this Agreement.

            "PF Bank" means a national banking association or any other type of regulated financial institution that can be a member of VISA or MasterCard to be formed as a wholly owned subsidiary of Customer and which shall, at the direction of Customer, hold Cardholder Accounts.

            "PF Receivables" means Partners First Receivables, LLC.

            "Procedures Manual" is defined in Section I-b of Exhibit "A" to this Agreement.

            "Processing Fees" means all fees and charges incurred for services performed at the prices set forth in Exhibit "B", as adjusted from time to time by mutual agreement of FDR and Customer consistent with this Agreement, with the exception of Special Fees and specifically excluding all charges for taxes and interest.

            "Processing Quarter" is defined in Section III-a of Exhibit "B" to this Agreement.

            "Processing Quarter 1" is defined in Section III-a of
Exhibit "B" to this Agreement.

            "Processing Year" is defined in Section III-a of Exhibit "B" to this Agreement.

            "Processing Year 1" is defined in Section III-a of
Exhibit "B" to this Agreement.

            "Prohibited Card" is defined in Section III-c of Exhibit "B" to this Agreement.

            "Recovery Services Management" is defined in
Section II-i(a) of Exhibit "A" to this Agreement.

            "Renewal Term" is defined in Section III-b of Exhibit "B" to this Agreement.

            "Repricing Review" is defined in Section I-k of Exhibit "B" to this Agreement.

            "Reward" is defined in Section IV-e of Exhibit "B" to this Agreement.

            "Special Fees" means the tariff line rates, WATS lines rates, data circuit charges or any other rates charged to FDR by a communications common carrier, postage, courier and any other charges and methods of reimbursement described in Section I-a and Section IV of Exhibit "B".

            "Target Conversion Date" is defined in Section 2.3(a) of this Agreement.

            "Term" means the Original Term together with any Renewal Term or any other extension of this Agreement.

            "Termination Liquidated Damages" is defined in
Section IX of Exhibit "B" to this Agreement.

            "Total Annual Processing Fees" is defined in
Section I-f of Exhibit "B" to this Agreement.

            "Transaction Card" means a credit card issued by Customer or Clients to an individual pursuant to a license from MasterCard or VISA; provided, however, for purposes of this Agreement, the term "Transaction Card" shall not include (i) any debit card or ATM card issued pursuant to any such license, (ii) any commercial card, such as (a) procurement/purchasing cards, (b) corporate travel and entertainment cards, and (c) small business cards, (iii) any credit card issued outside the United States, (iv) any activity or other card-based or cardlike payment instrument or system and (v) any secured card.

            "Transaction Card Ticket" means a record (whether paper, magnetic, electronic or otherwise) which is created to evidence the use of a Transaction Card as payment for goods, services, cash advances or otherwise or for a credit or refund or otherwise.

            "VISA" means VISA U.S.A. Inc. or its successors or assigns.

            "VISA Agreement" is defined in Section 13.8(a) of this Agreement.

            "Year 1 Minimum Processing Fees" is defined in
Section I-f of Exhibit "B" to this Agreement.

            "Year 2 Minimum Processing Fees" is defined in
Section I-f of Exhibit "B" to this Agreement.

            "Year 2000 Compliant" is defined in Section X of
Exhibit "B" to this Agreement.

                                ARTICLE 2
                                 SERVICES

            Services. FDR shall make available to and perform for Customer and Clients issuing Transaction Cards in the United States the services described in Exhibit "A" to the extent such services are required for their respective Issuer businesses in the United States or as specifically provided in Exhibit "A". More specifically, FDR will provide credit card services, including data processing, credit processing, customer service, collections and recovery services, and fraud services. With the prior written approval of Customer, Exhibit "A" and any document or service referred to in Exhibit "A" shall be subject to revision by FDR from time to time during the Term of this Agreement to reflect changes and improvements to the FDR System or the services provided by FDR and offered generally to FDR customers and to reflect any changes and improvements in the specific services provided to Customer and Clients. In addition, if, during the Term of this Agreement, FDR is acquired by or merged with or into a third party and, as a result of such acquisition, the servicing of Customer's Accounts hereunder is converted from the FDR System to another processing system, then FDR hereby agrees to (a) assist in the conversion process by providing all resources reasonably required to assist with the conversion and (b) pay to Customer, upon the date of such conversion, the reasonable expenses actually and necessarily incurred by Customer and Clients in connection with such conversion. Notwithstanding the foregoing, FDR hereby agrees that during the Term of this Agreement, except as may be mutually agreed to in writing by FDR and Customer or as may be expressly mandated by changes in the requirements of MasterCard's or VISA's rules or regulations, it will not implement any changes or improvements to the FDR System or convert from the FDR System to another processing system if such action will either (i) materially degrade the quality of the services being provided to Customer or Clients by FDR hereunder or (ii) increase the fees and charges incurred by Customer or Clients in order to have FDR service Customer's Accounts hereunder. FDR shall offer to Customer and Clients all products and services offered by FDR to any other FDR customers, except where the provision of such products or services is prohibited by exclusivity arrangements between FDR and the FDR customer with whom FDR developed such products and services. All products and services provided by FDR to Customer and Clients hereunder shall be provided using technologies, equipment, resources and procedures that are at least as favorable to Customer and Clients as the most favorable technologies, equipment, resources and procedures FDR uses for other FDR customers.

            Communication Links. FDR from time to time shall install, provide or cause to be installed or provided the means for communicating data from its facilities or equipment to the facilities or equipment of Customer, Clients and third parties designated in writing by Customer and Clients as FDR determines is desirable to perform this Agreement. The method of transmission and the media employed will be determined by FDR taking into consideration relevant factors such as traffic type, inbound and outbound message sizes, traffic loading distribution, and the equipment or devices which are or may be used.

      2.3   Harris Trust and Savings Bank Conversion.

      (a) Harris Trust and Savings Bank has delivered Conversion Tapes and the completed cardholder initial visit questionnaire to FDR. Customer will use reasonable efforts to cause Harris Trust and Savings Bank to provide from time to time such updates and revisions to the Conversion Tapes and the cardholder initial visit questionnaire as FDR may reasonably request. FDR will use reasonable efforts to complete the Conversion on or before March 31, 1998 (the "Target Conversion Date"). Customer and FDR will work diligently to complete and finalize the Conversion Plan as soon as practicable and to determine whether completion of the Conversion by the Target Conversion Date is achievable. As soon as the Conversion Plan has been completed and finalized, the Conversion Change Board will set a Committed Conversion Date, which may be the Target Conversion Date, or which may be a date after the Target Conversion Date, but which will not in any event be a date after June 30, 1998. Once a Committed Conversion Date has been set, the Conversion Plan shall not be changed unless the Conversion Change Board approves the change and certifies that the change will not adversely impact completion of the Conversion on or before the Committed Conversion Date. Customer understands and agrees that the Target Conversion Date only allows for the standard Conversion process (i.e., the processes that convert data from the Harris Trust and Savings Bank system to FDR's Cardholder Master File, Memo File, On-Line Statement File, Cycle to Data Transaction File, PIN File and Trailing Activity File), and that the Harris Trust and Savings Bank portfolio will essentially mirror the BankBoston Portfolio on the FDR System in all material respects.

      (b) Customer will (i) use reasonable resources, including the assignment of adequate personnel to assure timely performance of those functions required of Customer under the Conversion Plan, and (ii) comply with the provisions of the Conversion Plan and with any reasonable request of FDR made thereunder so as to enable Conversion to be completed on or before the Committed Conversion Date.

      (c) FDR will (i) use reasonable resources, including the assignment of adequate personnel to assure timely performance of those functions required of FDR under the Conversion Plan, and (ii) comply with the provisions of the Conversion Plan so as to enable Conversion to be completed on or before the Committed Conversion Date.

      (d) FDR shall not charge Customer for any services which FDR performs in connection with the Conversion.

      (e) The members of the Conversion Change Board shall be Perry Cliburn, Bob Allen and the Customer's FDR relationship manager referred to in Section 2.5 (from FDR), and Charlene Rizzo, Sheryl Westad and Charles Valerio (from Customer), as such group may be modified from time to time by mutual agreement of FDR and Customer.

      2.4 Compliance With Laws. (a) FDR, Customer and each Client acknowledge that Customer's Credit Card Business is subject to various Laws, including Laws relating to consumer credit protection; terms of a Cardholder's Account; loan servicing; and Cardholder Support Services. FDR and Customer or FDR and Client, as appropriate, each agree to reasonably cooperate with and assist the other in identifying and resolving compliance with Laws issues, in making such changes to the Cardholder Support Services or other services provided under this Agreement as may be required by applicable Laws and in providing information and/or records in connection with regulatory, audit or legal examinations, requests or proceedings.

      (b) However, Customer and each Client acknowledge and agree that each is solely responsible for monitoring legal developments applicable to the operation of its respective business and credit card operations, interpreting applicable state and federal laws, determining the requirements for compliance with all applicable state and federal laws, and maintaining an ongoing compliance program, subject to FDR's performance of its obligations in subsections (c) and (d) below. Customer and each Client acknowledge that FDR provides credit card processing services to financial institutions chartered and regulated by various state and federal agencies and nonfinancial institutions subject to different regulatory oversight such that FDR cannot reasonably be expected to monitor or interpret the laws applicable to its diverse customer base, or provide compliance services to customers with respect to such laws. Consequently, Customer and each Client agree that FDR has no responsibility to monitor or interpret laws applicable to the business of Customer or such Client, as applicable, to monitor or review the terms and conditions of the credit card program of Customer or such Client, as applicable, or the selection by Customer or such Client, as applicable, of system options and parameters, or to assure that such selection of any system option or parameter (either alone or acting in conjunction with other system options and parameters selected by Customer or such Client, as applicable) or Customer's or such Client's, as applicable, approved written procedures are consistent with Laws applicable to Customer or such Client, as applicable, or the terms and conditions of their respective credit agreements with, or disclosures to, Cardholders.

      (c) FDR further agrees to provide the services set forth on Exhibit
"H".

      (d) FDR shall be entitled to rely upon and use, without verification, any and all information, data and instructions at any time submitted to FDR by Customer or any Client having to do with Customer, such Client or their respective Cardholder Accounts, and FDR shall have no responsibility or liability whatsoever for (i) the accuracy or inaccuracy thereof, (ii) the wording or text authored or submitted by Customer or any Client to FDR, for materials to be prepared or for other purposes, (iii) the wording or text appearing on any forms, bankcards or other materials furnished by Customer or any Client to FDR, (iv) the Cardholder Support Services procedures that have been reviewed and approved by Customer or any Client or (v) any noncompliance of such information, data, instruction, procedures, wording or text with applicable Laws, provided that FDR has not changed such information without Customer's or such Client's authorization or consent and has followed Customer's or such Client's instructions. However, FDR shall notify Customer and such Client promptly of any errors which it identifies in such materials and await further instructions if appropriate.

      2.5 Relationship Management; Programming Support. The FDR relationship manager (currently, a Client Business Executive) will be dedicated to the Customer account. FDR will use reasonable efforts to insure that the tenure of the FDR relationship manager on the Customer's account will be at least two years. FDR will use reasonable efforts to insure that the tenure of each FDR employee dedicated to the Customer account will be at least equal to the average tenure for all FDR employees in similar assignments. Customer may reasonably request reassignment of the relationship manager or any other FDR employee dedicated to the Customer account, such requests not to be unreasonably declined. The programming support services to be provided by FDR, and the charges for them, are described and set forth in Section I-h of Exhibit "B" to this Agreement.

                                   ARTICLE 3
                   EXCLUSIVITY AND EXECUTION BY CLIENTS

            Sole and Exclusive Provider. (a) During the Term of this Agreement, except as specifically provided in Section 3.1(b), (c), (d) and (e), (i) FDR shall be the sole and exclusive provider to Customer and to Clients of all Exclusive Services whether such Client is a Client at the time of signing of this Agreement or during the Term of this Agreement becomes a Client; (ii) neither Customer nor any Client shall perform or provide any Exclusive Services for Customer or any Client; and
(iii) neither Customer nor any Client shall agree with any third party to have such third party perform or provide any Exclusive Services to Customer or Clients.

      (b) Notwithstanding anything to the contrary contained in this Agreement or any exhibit hereto, this Agreement does not apply in any way to the credit card business of Customer or any Client or any current or future Affiliate of Customer or any Client outside of the United States or any other business other than the Transaction Card business.

      (c) If any Entity other than PF Bank becomes a Client after the execution of this Agreement and such Client is, at the time of becoming a Client, (i) receiving any services that would be Exclusive Services from another party other than FDR with respect to its Cardholder Accounts,
(ii) performing any services that would be Exclusive Services for itself with respect to its Cardholder Accounts; or (iii) not receiving or performing for itself services that would be Exclusive Services, then such Client shall only be required to receive from FDR those Exclusive Services which the Client is receiving from FDR at such time and FDR agrees to provide such Exclusive Services to such Client on the terms and conditions and at the prices set forth herein. If Customer or PF Bank acquires any Cardholder Accounts after the execution of this Agreement and such Cardholder Accounts are subject to an agreement to obtain data processing services from FDR at the date of acquisition, then Customer or PF Bank, as applicable, shall only be required to receive from FDR those Exclusive Services which are being provided pursuant to such agreement at the date of acquisition and FDR agrees to provide such Exclusive Services to such Client on the terms and conditions and at the prices set forth herein.

      (d) Notwithstanding any other provisions in this Section 3.1, if a Client (other than PF Bank) acquires any Cardholder Accounts after the execution of this Agreement, such Client shall not be required to obtain any services from FDR pursuant to this Agreement in connection with any such acquired Cardholder Accounts.

      (e) Notwithstanding any other provisions in this Section 3.1, in the event that any products or services which constitute Exclusive Services (i) are offered by FDR to any FDR customers but cannot be offered to Customer or Clients or (ii) are not offered by FDR, then, Customer or Clients may provide such products or services or obtain such products or services from any third party.

      (f) Customer agrees to provide FDR with forecasts for such key indicators of service volumes (not to include any forecasts of customer service call volumes) with regard to any services which are not Exclusive Services as the parties may agree upon from time to time.

      (g) If Customer elects to have FDR perform any services which are not Exclusive Services, then, Customer shall (i) use reasonable efforts to promptly inform FDR upon deciding to transfer any material portion of such business away from FDR and (ii) give FDR six (6) months prior notice of any transfer by Customer of business away from FDR which, in the twelve month period prior to the date of such notice accounted for at least ten million dollars ($10,000,000.00) in Processing Fees to FDR.

      (h) Notwithstanding anything to the contrary contained in this Agreement or any exhibit hereto, Customer hereby agrees that Section 3.1(a) specifically applies to the Harris Trust and Savings Bank portfolio acquired by Customer on the Closing Date.

            Execution of Client Supplements by Clients. If, after the execution of this Agreement, Customer has a prospective Client other than PF Bank which wishes to receive services pursuant to this Agreement, then in order to receive services pursuant to this Agreement, such Client must sign a Client Supplement substantially similar to the one set forth as Exhibit "C" (with such amendments and changes as may be agreed to by FDR, Customer and such Client) and said Client Supplement must also be signed by FDR and by Customer. At the time of becoming a Client, PF Bank shall execute a Client Supplement in the form of Exhibit "I" attached hereto. Notwithstanding anything to the contrary contained in this Agreement, in any exhibit hereto or in any Client Supplement, FDR shall not be obligated to sign any particular Client Supplement or Supplements other than the PF Bank Supplement, and shall have the right, in its reasonable business judgment, to refuse to sign any particular Client Supplement or Supplements (other than the PF Bank Supplement, which FDR shall execute upon the request of Customer at any time after the formation of PF Bank). Customer and each of Clients agree that, in addition to the terms of the Client Supplement:

      (a) Pursuant to Agency Designation Agreements ("Agency Agreements") entered into between Customer and each Client, a form of which is attached as Exhibit "G" hereto, with such changes as may be agreed to by Customer and FDR, and except as otherwise set forth in such Agency Agreements, Customer has been designated and appointed as agent for each Client for the limited purpose of acting on behalf of each such Client and exercising all of said Client's powers under this Agreement and the applicable Client Supplement.

      (b) The services, functionality and performance standards applicable to the Customer's Accounts of each Client under this Agreement, will be the same services, functionality and performance standards offered to Customer under this Agreement. Any deviations in such services, functionality and performance standards (i) will be specifically negotiated on an individual case-by-case basis; (ii) if provided, will be provided pursuant to agreed-upon written terms, conditions and fees; and (iii) if provided, will be reflected in the applicable Client Supplement. FDR will not provide Cardholder Support Services for the Customer's Accounts of any Client unless FDR is also providing data processing services for such Customer's Accounts.

                                   ARTICLE 4
                           PAYMENT FOR SERVICES

            Fees and Charges. The Processing Fees for the services to be performed under this Agreement are set forth in Exhibit "B". Exhibit "B" also contains prices to be charged or methods for computing charges by FDR for Special Fees such as but not limited to reimbursements, assessments and pass-through fees.

            Harris Trust and Savings Bank Interim Pricing. Notwithstanding anything to the contrary contained in this Agreement, with respect to the Harris Trust and Savings Bank portfolio acquired by Customer on the Closing Date, during the period from the Closing Date through the Conversion, FDR shall provide services hereunder to Customer, Harris Trust and Savings Bank as Clearing Bank and PF Bank (as applicable) for that portfolio at the fees and charges set forth in Exhibit "F".

                                ARTICLE 5
                             INDEMNIFICATION

            Customer's Indemnification. (a) Subject to the limitations hereinafter set forth, Customer shall indemnify and hold harmless FDR and its directors, officers, employees, agents and Affiliates from and against any and all Losses to the extent that such Losses result from, arise out of, or relate to: (i) the negligence, gross negligence or willful misconduct of Customer or any of Customer's Affiliates (other than the Clearing Banks and PF Bank), subcontractors or agents, except Losses described in clause (iii) of this subsection 5.1(a); (ii) breach by Customer of this Agreement, except Losses described in clause (iii) of this subsection 5.1(a); or (iii) any claim (including claims resulting from, arising out of or relating to (A) the negligence, gross negligence or willful misconduct of Customer or any of Customer's Affiliates (other than the Clearing Banks and PF Bank), subcontractors or agents, or (B) breach of this Agreement by Customer) by a Client (whether brought by a Client on its own behalf or on behalf of any third party) against FDR to the extent that such claim has been previously settled or otherwise resolved in writing between FDR and Customer, acting as agent for such Client under the applicable Agency Agreement.

      (b) Customer shall not have any obligation to indemnify FDR or any of its directors, officers, employees, agents or Affiliates against any Losses to the extent that such Losses result from, arise out of, or relate to the negligence, gross negligence or willful misconduct of FDR or any of FDR's Affiliates, subcontractors or agents, or result from, arise out of or relate to breach by FDR of this Agreement.

      (c) In the event that indemnification is sought hereunder by any of FDR's directors, officers, employees, agents or Affiliates, FDR shall act on behalf thereof and Customer shall be entitled to rely upon the acts and representations of FDR as representing the acts and representations of such director, officer, employee, agent or Affiliate.

            FDR's Indemnification. (a) Subject to the limitations hereinafter set forth, FDR shall indemnify and hold harmless Customer and its directors, officers, employees, agents and Affiliates (other than the Clearing Banks and PF Bank) from and against any and all Losses to the extent that such Losses result from, arise out of, or relate to the negligence, gross negligence or willful misconduct of FDR or any of FDR's Affiliates, subcontractors or agents or result from, arise out of or relate to the breach by FDR of this Agreement.

      (b) FDR has and will have sufficient rights in the FDR System to provide the products and services to be provided by FDR hereunder and the FDR System does not and will not infringe or otherwise violate the intellectual property or other proprietary rights of any third party. FDR shall defend, at its expense, any action brought against Customer to the extent that it is based on a claim that the FDR System infringes a United States copyright or duly issued patent, or misappropriates the trade secrets of or infringes upon or violates the intellectual property and other proprietary rights of any third party. FDR shall indemnify and hold harmless Customer against Losses attributable to such claim provided that Customer gives FDR prompt notice of such claim, reasonable assistance, and sole authority to defend or settle such claim. If the FDR System becomes, or in FDR's opinion is likely to become, the subject of such a claim then FDR may, at its option: (i) procure for Customer the right to use the FDR System free of any liability for infringement or (ii) replace or modify the FDR System to make it noninfringing. If FDR is unable or determines that it is commercially impractical to undertake clause (i) or
(ii) of this paragraph, (A) Customer will cease to use the directly affected portion of the FDR System, and if such FDR System is in Customer's control, Customer shall return or destroy it, and (B) FDR will grant Customer a pro rata credit for the license fee, if any, that Customer paid separately for the affected FDR System computed by dividing such license fee by the total number of months in the then current term of the license for the affected FDR System and multiplying the result by the number of months left in the unexpired license term for the affected FDR System. FDR shall have no obligation under this subsection (b) if the alleged infringement or violation is based upon use of the FDR System in combination with other equipment or software not furnished by FDR or if such claim arises from FDR's compliance with Customer's designs, specifications or instructions or from modification of the FDR System by Customer or any Client.

PARAGRAPHS (a) AND (b) OF THIS SECTION STATE THE ENTIRE LIABILITY OF FDR CONCERNING PATENT, COPYRIGHT, TRADE SECRET OR OTHER PROPRIETARY RIGHTS INFRINGEMENT.

      (c) FDR shall not have any obligation to indemnify Customer or any of its directors, officers, employees, agents or Affiliates against any Losses to the extent that such Losses result from, arise out of, or relate to the negligence, gross negligence or willful misconduct of Customer, any Client or any of their respective Affiliates, subcontractors or agents, or result from, arise out of or relate to breach by Customer of this Agreement.

      (d) In the event that indemnification is sought hereunder by any of Customer's directors, officers, employees, agents or Affiliates (other than the Clearing Banks and PF Bank), Customer shall act on behalf thereof and FDR shall be entitled to rely upon the acts and representations of Customer as representing the acts and representations of such director, officer, employee, agent or Affiliate.

            Claims Period. Neither FDR nor Customer shall be entitled to indemnification under this Article 5 unless such party (the "Indemnified Party") transmits notice of a claim for indemnification to the other party (the "Indemnifying Party") prior to the earlier of:

      (a) Two (2) years after the Indemnified Party becomes aware that it, or any of its directors, officers, employees, agents or Affiliates, has suffered or incurred, or reasonably expects to suffer or incur, any Losses for which indemnification may be available under this Article 5; and

      (b) In cases of claims by one party against the other, four (4) years after the termination of this Agreement, and in cases of claims brought by Entities other than the parties, six (6) years after the termination of this Agreement.

            Certain Procedures Regarding Third-Party Claims. (a) Provided that prompt notice is given by the Indemnified Party of any claim, suit or proceeding that is made or brought by a third party for which indemnification might be sought under this Article 5, unless the failure to provide such notice does not prejudice the interests of the Indemnifying Party, the Indemnifying Party, at its own expense and using counsel of its own choosing, will promptly defend, contest and otherwise protect against any such claim, suit or proceeding.

      (b) The Indemnified Party may, but will not be obligated to, participate in the defense of any such third-party claim, suit or proceeding, at its own expense and using counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense thereof unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter. (If the matter reasonably appears to present the potential for liability greater than the amount of any applicable Annual Limits as specified in Section 6.1 below, or if the matter for which indemnification is sought pertains in part to claims for which the party from whom indemnification is sought asserts it is not liable for indemnification under this Article 5, and if the potential liability for such unindemnified amounts reasonably appears to exceed the potential liability for the indemnified amounts, the party seeking indemnification shall retain the right to consent to material decisions in the defense of the matter.) The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party reasonably may request in connection with the Indemnifying Party's defense and shall be entitled to recover from the Indemnifying Party the reasonable costs of providing such assistance. The Indemnifying Party shall inform the Indemnified Party on a regular basis of the status of such claim, suit or proceeding and the Indemnifying Party's defense thereof. In the event that the Indemnified Party retains counsel in connection with a matter that reasonably appears to present the potential for liability greater than the amount of any applicable Annual Limits and the matter is resolved for less than any such Annual Limits, the Indemnified Party's reasonable counsel fees and expenses shall be deemed to be reimbursable under this Article 5.

      (c) In any third-party claim, suit or proceeding, the defense of which is controlled by the Indemnifying Party: (i) the Indemnifying Party shall not, without the Indemnified Party's prior written consent, compromise or settle such claim, suit or proceeding if (1) such compromise or settlement would impose an injunction or other equitable relief upon the Indemnified Party, (2) such compromise or settlement does not include the third party's release of the Indemnified Party from all liability relating to such claim, suit or proceeding, or (3) the amount of such compromise or settlement attributable to an action occurring in any Processing Year would, when aggregated with the amount of other Losses for which the Indemnifying Party already is liable subject to the applicable Annual Limit as described in Section 6.1, exceed such applicable Annual Limit, provided that, if the Indemnified Party withholds such consent in the circumstances described in clause (3), the Indemnified Party shall be liable for all subsequently incurred expenses of defense of such claim, suit or proceeding; and (ii) the Indemnified Party shall not compromise or settle such claim, suit or proceeding without the prior written consent of the Indemnifying Party, provided that, if the Indemnified Party desires to compromise or settle such claim, suit or proceeding and the Indemnifying Party refuses to consent to such compromise or settlement, the Indemnified Party may enter into a compromise or settlement but shall be solely responsible for the costs of any compromise or settlement amount.

      (d) If the Indemnifying Party fails to timely defend, contest or otherwise protect against any such claim, suit or proceeding, the Indemnified Party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the Indemnifying Party, including reasonable fees and disbursements of counsel and all amounts paid as a result of such claim, suit or proceeding and the compromise or settlement thereof.

            Exclusive Remedy. Subject to Sections 9.4, 13.14, 13.15 and
13.16 of this Agreement, Section II.2.2 of Exhibit "D", Section IX of Exhibit "B", and any equitable remedies which may otherwise be available to the parties under common law principles, this Article 5 represents the sole and exclusive remedy of Customer or FDR with regard to Losses.

                                   ARTICLE 6
                         LIMITATIONS ON LIABILITY

      6.1 Annual Limit on Liability. (a) The aggregate liability of Customer to FDR and of FDR to Customer in any single Processing Year for Losses ("Annual Limit") shall not exceed (i) an amount equal to one (1) times the aggregate amount of Processing Fees paid (or payable) by the Clearing Banks and PF Bank under their Client Supplements in the immediately preceding Processing Year, or (ii) for Processing Year 1 (the "Initial Processing Year"), the actual aggregate amount of Processing Fees paid (or payable) by the Clearing Banks and PF Bank under their Client Supplements in the Initial Processing Year ("Initial Year Processing Fees"), or (iii) if PF Bank and the Clearing Banks, taken together, are not clients under Client Supplements for the full Processing Year, an amount equal to the total number of days, without duplication, that PF Bank and the Clearing Banks were Clients during such Processing Year times the quotient obtained by dividing the aggregate amount of Processing Fees paid (or payable) by the Clearing Banks and PF Bank in the prior Processing Year by three hundred sixty-five (365). If a claim is made prior to the establishment of the Annual Limit for the Initial Processing Year, the liability limitation initially applicable to such Processing Year shall be an amount determined by taking the total amount of Processing Fees paid (or payable) to FDR by the Clearing Banks and PF Bank under their Client Supplements through the end of the last complete month prior to the event giving rise to the claim, dividing that amount by the number of complete months for which such Processing Fees were paid (or payable), and multiplying that quotient by the number of full calendar months in the Initial Processing Year. Within ninety (90) days after the end of the Initial Processing Year, FDR will calculate the Initial Year Processing Fees. If payments already made by FDR or Customer for Losses in the Initial Processing Year exceed the Initial Year Processing Fees, the party receiving such excess payment shall remit such excess payment to the other party. If payments were not made by FDR or Customer for Losses in the Initial Processing Year, based on the initial liability limitations calculated hereunder, then FDR or Customer, as applicable, shall pay to the other an amount equal to the amount of such unpaid Losses, provided that the aggregate amount paid by FDR or Customer, as applicable, to the other for Losses in the Initial Processing Year shall not exceed the Initial Year Processing Fees.

      (b) Notwithstanding the limitation of liability provided in Section 6.1(a), in the event that an Indemnifying Party's liability for Losses in connection with this Agreement arises out of its gross negligence, willful misconduct, or knowing commission of a material breach of this Agreement, then its Annual Limit for such Losses shall be two (2) times the amount calculated pursuant to Section 6.1(a).

      (c) Notwithstanding the limitation of liability provided in Section 6.1(a), the Annual Limit for claims made pursuant to Section 5.1(a)(iii) in any Processing Year shall equal the applicable Supplement Annual Limit (as that term is defined in the applicable Client Supplement) for said Processing Year under the applicable Client Supplement.

      (d) The aggregate liability of FDR and Customer in any single Processing Year shall be calculated on the basis of the aggregate amount of Losses resulting from, arising out of, or relating to actions occurring in such Processing Year. Each Annual Limit shall impose a cap on liability only for Losses which result from, arise out of, or relate to actions occurring in the Processing Year to which such Annual Limit applies, and shall not limit a party's claims for Losses resulting from, arising out of, or relating to actions occurring in other Processing Years, even though the actions complained of are alleged to be part of a pattern or course of conduct existing over more than one Processing Year and may form the basis for a claim, suit or proceeding arising in a subsequent Processing Year. By way of example only, the liability of one party to the other party for Losses arising out of a claim involving actions occurring in more than one Processing Year shall not be limited to the Annual Limit for the year in which the claim is filed or the year in which settlement is made or judgment is rendered final, but shall be limited to the sum of the Annual Limits (minus the amount of other Losses subject to the applicable Annual Limit) for the years in which the actions complained of occurred.

      (e) The Annual Limit shall not be construed to limit in any way the payment obligations of Customer or FDR under Article 9 or that certain letter agreement by and between Customer and FDR of even date herewith or with respect to any amounts payable by Client, Customer, PF Receivables or FDR pursuant to Exhibits "B," "D" or "F".

      (f) FDR and Customer acknowledge and agree that (i) any and all amounts paid by FDR pursuant to the Clearing Banks' Supplements and PF Bank's Supplement which reduce the limit on FDR's liability specified in any such Supplement shall also reduce the limit on FDR's liability otherwise applicable under this Section 6.1, (ii) any and all amounts paid by PF Bank pursuant to PF Bank's Supplement or by the Clearing Banks pursuant to their Client Supplements which reduce the limit on PF Bank's or any Clearing Bank's liability specified in any such Supplement shall also reduce the limit on Customer's liability otherwise applicable under this Section 6.1, (iii) any and all amounts paid by FDR pursuant to this Agreement which reduce the limit on FDR's liability specified in this
Section 6.1 shall also reduce the limit on FDR's liability otherwise applicable under the Clearing Banks' Supplements and the PF Bank Supplement and (iv) any and all amounts paid by Customer pursuant to this Agreement which reduce the limit on Customer's liability specified in this Section 6.1 shall also reduce the limit on PF Bank's liability and the Clearing Banks' liability otherwise applicable under the PF Bank Supplement and the Clearing Banks' Supplements, respectively.

      6.2 No Special Damages. OTHER THAN AS A RESULT OF ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND EXCEPT FOR PAYMENTS AS PROVIDED IN
ARTICLE 9, OR PURSUANT TO EXHIBIT "D", IN NO EVENT SHALL FDR OR CUSTOMER BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY LOST PROFITS OR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES (COLLECTIVELY, "SPECIAL DAMAGES"), EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT FDR OR CUSTOMER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING AND SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 6.1 OF THIS AGREEMENT, IN THE EVENT OF THE NEGLIGENCE OF FDR OR CUSTOMER OR THE BREACH BY FDR OR CUSTOMER OF THIS AGREEMENT, FDR SHALL BE LIABLE TO CUSTOMER, OR CUSTOMER SHALL BE LIABLE TO FDR, AS APPLICABLE, FOR SPECIAL DAMAGES BUT (A) ONLY TO THE EXTENT OF OUT-OF-POCKET MONETARY DAMAGES (i) PAID BY CUSTOMER OR ITS AFFILIATES TO ITS CUSTOMERS (OTHER THAN CLIENTS) OR TO OTHER THIRD PARTIES SOLELY TO THE EXTENT RESULTING FROM, ARISING OUT OF OR RELATING TO FDR'S NEGLIGENCE OR BREACH AND FOR WHICH FDR IS OTHERWISE LIABLE TO PROVIDE INDEMNIFICATION UNDER ARTICLE 5 OR (ii) PAID BY FDR OR ITS AFFILIATES TO ITS CUSTOMERS OR TO OTHER THIRD PARTIES SOLELY TO THE EXTENT RESULTING FROM, ARISING OUT OF OR RELATING TO CUSTOMER'S NEGLIGENCE OR BREACH AND FOR WHICH CUSTOMER IS OTHERWISE LIABLE TO PROVIDE INDEMNIFICATION UNDER ARTICLE 5 AND (B) ONLY IF THE INDEMNIFIED PARTY HAS COMPLIED WITH ITS OBLIGATIONS UNDER SECTION 5.4.


                                ARTICLE 7
                         DISCLAIMER OF WARRANTIES

       Disclaimer of Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN
ARTICLE 11 AND THE FIRST SENTENCE OF SECTION 5.2(b), FDR SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES. FDR AND CUSTOMER HEREBY AGREE THAT FDR'S OBLIGATIONS TO CUSTOMER ARE RELATED TO FDR PROVIDING SERVICES HEREUNDER, THAT THIS AGREEMENT IS A SERVICE AGREEMENT FOR PURPOSES OF THE UNIFORM COMMERCIAL CODE AND THEREFORE THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE SHALL NOT APPLY TO THIS AGREEMENT.

                                ARTICLE 8
                            TERM OF AGREEMENT

       Term and Renewals. This Agreement is effective from the date hereof and shall extend for the Original Term and Renewal Term, if any, subject to and in accordance with Exhibit "B", Section III.

                                ARTICLE 9
                               TERMINATION

            Termination by FDR. Despite anything to the contrary herein contained, FDR, at its option, may terminate this Agreement upon delivery of a notice of termination to Customer under the following circumstances:

      (a) if Customer fails to pay any amount due under this Agreement when due (which does not give rise to the right to terminate under any other provision of this Section 9.1), within ten (10) Business Days after notice to Customer of its failure to pay the amount;

      (b) if any Insolvency Event occurs with respect to Customer;

      (c) upon notice to Customer if Customer fails to perform or observe any of the terms, covenants or conditions of Article 5 or Article 10 of this Agreement, and Customer fails to cure such breach within twenty (20) Business Days following its receipt of the notice of such breach; or

      (d) upon expiration or termination of that certain Client
Supplement to be executed between and among FDR, Customer and PF Bank.

      The rights of FDR to terminate under this Section 9.1 are cumulative and the existence of the right under any provision or subsection is not exclusive of the right under any other provision or subsection.

            Termination by Customer. Despite anything to the contrary herein contained, Customer, at its option, may terminate this Agreement as follows:

      (a) immediately upon notice to FDR in the event any Insolvency Event occurs with respect to FDR;

      (b)   as provided in Section III-c of Exhibit "B";

      (c) upon notice to FDR following the occurrence of an event specified in Exhibit "D" as provided for in Section 2.2(c)(i)(c) of Exhibit "D";

      (d) upon notice to FDR if FDR fails to perform or observe any of the terms, covenants or conditions of Article 5 or Article 10 of this Agreement, and FDR fails to cure such breach within twenty (20) Business Days following its receipt of the notice of such breach; or

      (e) upon notice to FDR if FDR fails to perform or observe any of the terms, covenants or conditions of this Agreement (other than those described in Section 9.2(a), (b), (c) or (d)), which when viewed in the context of this Agreement taken as a whole are material, and FDR fails to cure such breach within twenty (20) Business Days following its receipt of the notice of such breach; or

      (f) in the event VISA (or any of its successors in interest) has terminated FDR's membership as a processor pursuant to the VISA rules, or in the event MasterCard (or any of its successors in interest) has terminated FDR's membership as a processor pursuant to the MasterCard rules, upon notice to FDR;

      (g) in the event Customer becomes subject to any Losses for which FDR would be required to indemnify Customer pursuant to Section 5.2 of this Agreement but for the application of the Annual Limit, ten (10) days after the giving of notice to FDR specifying such Losses in reasonable detail, provided that this right of termination shall not be applicable in the event FDR pays Customer the amount of any such Losses within such ten (10) day period; or

      (h) upon notice to FDR, if: either (i) FDR's Year 2000 Compliance consultant, the Gartner Group, or any federal bank regulatory authority that examines FDR makes a determination that there is a material risk that FDR will not be Year 2000 Compliant, or (ii) at any time after December 31, 1998 FDR, the Gartner Group or any such federal bank regulatory authority reports that FDR is not Year 2000 Compliant, and FDR does not cure the material risk or the noncompliance, as the case may be, within sixty (60) days after Customer has given notice to FDR of its intent to terminate because of such material risk or noncompliance, as the case may be. FDR will promptly notify Customer of any event described in clause (i) or (ii) above.

The rights of Customer to terminate under this Section 9.2 are cumulative and the existence of the right under any provision or subsection is not exclusive of the right under any other provision or subsection.

            Effect of Termination. Until the Effective Date of Termination of this Agreement, FDR shall continue to provide services hereunder to Customer and Clients in accordance with the terms and conditions and at the prices set forth herein. Upon the Effective Date of Termination FDR's obligation to provide such services shall cease, and all outstanding unpaid amounts due and owing under this Agreement by Customer to FDR or by FDR to Customer shall become immediately due and payable. "Effective Date of Termination" means (i) the later of the date provided for in Section 9.1 and, if Customer and Clients continue to pay FDR all Processing Fees and Special Fees in accordance with the terms hereof, the date on which the Deconversion of Customer's Accounts is complete, if the termination is by FDR, or (ii) the date on which the Deconversion of all Customer's Accounts is complete or such earlier date as may be specified by Customer by notice to FDR if the termination is by Customer. The termination of this Agreement shall not affect the following:

      (a) The obligations of Customer and PF Receivables to pay for services rendered or any other obligation or liability owing or which becomes owing under this Agreement whether the obligations arise prior to or after the Effective Date of Termination, including the obligations to make the payments provided in Sections 9.4, 9.5 and Sections I and IX of Exhibit "B";

      (b) The obligations in Section II of Exhibit "A" in connection with the Infosight Services and the cc:Mail Software;

      (c) The provisions of Article 5 or any other indemnification obligations of either FDR or Customer;

      (d)   The provisions of Article 6;

      (e)   The provisions of Article 7; and

      (f) The provisions of Article 10 or any other confidentiality obligations of either FDR or Customer.

            Payments Upon Termination. Despite anything in this Agreement to the contrary, if (and only if) FDR terminates this Agreement pursuant to Section 9.1, Customer shall pay to FDR upon Deconversion the Termination Liquidated Damages calculated as set forth in Section IX of Exhibit "B" to this Agreement.

            Deconversion Assistance.

      (a) Prior to expiration or after receipt by either FDR or Customer of notice of termination of this Agreement or of notice of termination of services pursuant to Section 9.6, Customer and FDR shall mutually, expeditiously and in good faith proceed to mutually agree upon and document a Deconversion project plan which plan shall specify a date for the Deconversion to be completed. FDR and Customer contemplate that the Deconversion project plan may involve a six (6) to nine (9) month time frame for completion and implementation. As part of the Deconversion project plan, FDR shall perform the services necessary for Customer to transfer its Transaction Card business from the FDR System to the internal or third-party provided data processing system which Customer has selected. In connection with the services which FDR is required to perform, FDR shall transfer all files of Customer data in machine-readable magnetic tape media, including, but not necessarily limited to, as applicable, the following files and any new data files that may be incorporated into this Agreement:

      Agent Bank Master Files
      Cardholder Master Files
      Cardholder Revolving Transaction Files
      CIS Memo Files

      (b) If either FDR or Customer provides a notice to the other requesting the postponement of the Deconversion following termination of this Agreement (or following partial termination of services pursuant to Section 9.6) to a new date specified in such notice or otherwise does not perform the obligations necessary to effect Deconversion on the scheduled Deconversion date, then FDR and Customer shall negotiate in good faith to establish a new Deconversion date that is approved by VISA and MasterCard. Subject to the provisions of Section 9.5(c), the party requesting or causing the delay shall pay the other party as additional Deconversion compensation and not as a penalty an amount equal to the sum of one thousand dollars ($1,000.00) per day from the originally scheduled Deconversion date until the date that the Deconversion occurs; provided, however, that amounts paid under this Section 9.5(b) shall not exceed in the aggregate ninety thousand dollars ($90,000.00).

      (c) Notwithstanding any other provision of this Section 9.5, neither FDR nor Customer shall have any obligation to pay the other any amounts under Section 9.5(b) if such party has performed all of its obligations under the Deconversion project plan other than those which such party is unable to perform due to the other's failure to perform its obligations under the Deconversion project plan.

      (d) In the event that FDR delays Deconversion by more than ninety
(90) days beyond the agreed-upon Deconversion date, Customer shall have no obligation to pay FDR amounts due under Section I-e of Exhibit "B" with respect to the affected Customer's Accounts.

      (e) If the termination giving rise to the Deconversion arises pursuant to Section 9.2, then FDR shall not charge Customer for any services which FDR performs in connection with the Deconversion.

            Partial Termination of Services. Despite anything to the contrary contained herein,

            (a) in the event that the membership of one of Clients in VISA or MasterCard is terminated and such termination is not caused by FDR, upon notice to Customer and the affected Client, FDR shall no longer be required to provide pursuant to this Agreement services with respect to the affected Client's VISA or MasterCard transactions, as applicable, which VISA or MasterCard, as applicable, prevents FDR from providing;

            (b) in the event that MasterCard or VISA determines that the relationship between FDR, Customer and a Client as provided for in
      Section 3.2 and the applicable Client Supplement fails to comply with the then current MasterCard or VISA rules or regulations applicable to the provision of services by a third party to members of MasterCard or VISA, upon notice to Customer and such Client, FDR shall have the right, without liability to Customer or such Client, to terminate Interchange Settlement of transactions on behalf of such Client until such time as FDR shall have been notified by MasterCard or VISA that the violation has been corrected;

            (c) in the event that any Client fails to pay its Client Daily Amount (as that term is defined in the applicable Client Supplement) or other payment when required under the applicable Client Supplement and does not cure the failure within two (2) Business Days after notice to Customer and such Client of the failure, FDR shall no longer be required to provide services for such Client pursuant to this Agreement; and

            (d) in the event that an Insolvency Event occurs with respect to any Client, FDR shall no longer be required to provide services for such Client pursuant to this Agreement.

Subject to the provisions of Section 9.1(d), for purposes of this Agreement a termination of services under this Section 9.6 will not, in and of itself, give rise to rights pursuant to which FDR may terminate this Agreement, and will not, in and of itself, constitute a termination to which the provisions of Sections 9.1 through 9.5 of this Article 9 apply, except that this Agreement shall terminate automatically upon termination of the provision of services to Customer and each and every Client pursuant to this Section 9.6. Should FDR exercise any partial termination right pursuant to this Section 9.6, FDR shall continue to provide services to Customer or to the affected Clients as the case may be, for a period of thirty (30) days following said partial termination.


                                ARTICLE 10
                       CONFIDENTIAL NATURE OF DATA

            Customer's Proprietary Information. FDR shall not obtain any proprietary rights in any proprietary or confidential information which has been or at any time after the date of this Agreement is disclosed, directly or indirectly, to FDR by Customer or Clients ("Customer's Proprietary Information"), including without limitation, any data or information that is a trade secret; competitively sensitive material; or Customer's and Clients' Cardholder Master Files, Agent Bank Master Files, CIS Memo Files, methodologies, algorithms, data reduction techniques and analysis, marketing techniques, consumer profile identification and modeling strategies. FDR agrees to, and shall cause its Affiliates to, return to Customer or Clients, as applicable, all Customer's or the applicable Client's Customer's Proprietary Information upon Customer's or such Client's request or upon the expiration or termination of this Agreement or the applicable Client Supplement, except to the extent retention of such Customer's Proprietary Information is deemed necessary to comply with applicable Law. FDR agrees not to, and to cause its Affiliates not to, use any of Customer's Proprietary Information for any purpose except as expressly contemplated hereby.

            FDR's Proprietary Information. Neither Customer nor Clients shall obtain any proprietary rights in any proprietary or confidential information which has been or at any time after the date of this Agreement is disclosed, directly or indirectly, to Customer or any of Clients by FDR, including any data or information that is a trade secret or competitively sensitive material, FDR's user manuals, screen displays and formats, FDR's computer software and documentation, software performance results, flow charts and other specifications (whether or not electronically stored), data and data formats (collectively, "FDR's Proprietary Information") whether any of the materials are developed or purchased specifically for performance of this Agreement or otherwise. Customer and Clients agree to, and shall cause their respective Affiliates to, return to FDR all of FDR's Proprietary Information upon the expiration or termination of this Agreement or the applicable Client Supplement except to the extent retention of such FDR's Proprietary Information is deemed necessary to comply with applicable Law or sound banking and credit practices. Customer and each Client agree not to, and to cause their respective Affiliates not to, use any of FDR's Proprietary Information for any purpose except as expressly contemplated hereby.

            Confidentiality of Agreement. FDR and Customer shall keep confidential and not disclose, and shall cause their respective Affiliates and their respective directors, officers, employees, representatives, agents and independent contractors to keep confidential and not disclose, any of the terms and conditions of this Agreement (including any Client Supplement) to any third party without the prior written consent of the other. FDR and Customer may, however, make such disclosures (i) as may be required by applicable regulatory authorities,
(ii) pursuant to applicable Laws, or (iii) in the context of due diligence processes in connection with the issuance of securities or any proposed merger or acquisition transaction (provided that the party to which such information is disclosed shall have executed and delivered to the party making such disclosure a confidentiality agreement limiting the use of such information to such processes). No Client shall without the prior written consent of FDR and Customer, disclose (or permit any of its Affiliates or their respective directors, officers, employees, representatives, agents and independent contractors to disclose) any of the terms and conditions of this Agreement (including any Client Supplement) to any third party. However, any Client may make such disclosures (i) as may be required by applicable regulatory authorities,
(ii) pursuant to applicable Laws, or (iii) in the context of due diligence processes in connection with the issuance of securities or any proposed merger or acquisition transaction (provided that the party to which such information is disclosed shall have executed and delivered to the party making such disclosure a confidentiality agreement limiting the use of such information to such processes).

            Confidentiality. FDR, Customer and Clients agree to maintain Customer's Proprietary Information and FDR's Proprietary Information respectively, in strict confidence. Without limiting the generality of the foregoing, FDR, Customer and Clients each agree:

      (a) Not to disclose or permit any other person or Entity access to Customer's Proprietary Information or FDR's Proprietary Information, as appropriate, except that the disclosure or access shall be permitted to an employee, officer, director, agent, representative, external or internal auditors, independent contractors or regulatory authorities of the party requiring access to the same in the course of his or her employment or services;

      (b) To ensure that its employees, officers, directors, agents, representatives and independent contractors are advised of the confidential nature of Customer's Proprietary Information and FDR's Proprietary Information, as appropriate, and are precluded from taking any action prohibited under this Article 10, provided that in any event Customer, each Client and FDR shall each be liable for any breach of this
Article 10 by their respective employees, officers, directors, agents, representatives and independent contractors;

      (c) Not to alter or remove any identification, copyright or proprietary rights notice which indicates the ownership of any part of Customer's Proprietary Information or FDR's Proprietary Information, as appropriate; and

            (d) To notify FDR, the affected Client or Customer, as the case may be, promptly and in writing of the circumstances surrounding any possession, use or knowledge of Customer's Proprietary Information or FDR's Proprietary Information, as appropriate, at any location or by any Entity other than those authorized by this Agreement.

            Release of Information. Despite the foregoing, (a) Customer and each Client agree that Customer's Proprietary Information may be made available to VISA, MasterCard or to supervisory or regulatory authorities of FDR, Customer or Clients after notice to Customer and (b) FDR agrees that FDR's Proprietary Information may be made available to VISA, MasterCard or to supervisory or regulatory authorities of Customer, Clients, FDR or their respective Affiliates after notice to FDR. Each party shall cooperate with the others in an effort to limit the nature and scope of any required disclosure.

            Exclusions. Nothing in this Article 10 shall restrict FDR, Customer or any Client with respect to Customer's Proprietary Information or FDR's Proprietary Information, as appropriate, or information or data identical or similar to such proprietary information but which:

      (a) such Entity rightfully possessed before it received the information as evidenced by written documentation;

      (b) subsequently becomes publicly available through no fault of such Entity;

      (c) is subsequently furnished rightfully to such Entity by a third party (no Affiliate of Customer (or of a Client) shall be considered to be a third party) not known to be under restrictions on use or disclosure;

      (d) is independently developed by an employee, agent or contractor of such Entity;

      (e) is required to be disclosed by Law, provided that the disclosing party will exercise reasonable efforts to notify the affected party prior to disclosure so that the affected party may take any actions required to protect its data and further provided that the disclosing party will provide notice to the affected party of any release of Customer's Proprietary Information or FDR's Proprietary Information at the time of such release; or

      (f) is disclosed in any proceeding to enforce FDR's or Customer's rights under this Agreement, provided that all reasonable measures to preserve the confidentiality of such information in any such proceeding are taken by the disclosing party.

            Remedy. In the event of any breach of this Article 10, FDR, Customer and Clients agree that the Entity harmed by such breach (the "Affected Party"), will suffer irreparable harm and the total amount of monetary damages for any injury to the Affected Party from any violation of this Article 10 will be difficult or impossible to calculate and will therefore be an inadequate remedy. Accordingly, FDR, Customer and Clients agree that the Affected Party shall be entitled to temporary and permanent injunctive relief against the breaching party, its employees, officers, directors, agents, representatives or independent contractors, in addition to the other rights and remedies to which the Affected Party, may be entitled to at law, in equity and under this Agreement for any violation of this Article 10. The provisions of this Article 10 shall survive the expiration or termination of this Agreement.


                                  ARTICLE 11
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

            FDR's Representations and Warranties. As of the date hereof, FDR represents and warrants to Customer, and as of the date of execution of each Client Supplement, FDR represents and warrants to Customer and the applicable Client as follows:

      (a) It is a corporation validly organized and existing under the laws of the State of Delaware;

      (b) It has full power and authority under its organizational documents and the laws of the State of Delaware to execute and deliver this Agreement and the Client Supplements and to perform its obligations hereunder and thereunder;

      (c) It has by proper action duly authorized the execution and delivery of this Agreement and of the Client Supplements and when validly executed and delivered this Agreement and the Client Supplements shall constitute legal, valid and binding agreements of FDR enforceable in accordance with their terms;

      (d) The execution and delivery of this Agreement and of the Client Supplements and the consummation of the transactions herein and therein contemplated do not conflict in any material respect with or constitute a material breach or material default under its organizational documents or under the terms and conditions of any documents, agreements or other writings to which it is a party; and

      (e) All products and services provided hereunder shall be "Year 2000 Compliant." "Year 2000 Compliant" shall have the meaning described in Section X of Exhibit "B" to this Agreement.

            Covenants of FDR. FDR shall perform the services provided in this Agreement pursuant to Exhibit "D", and, with respect to services which are not subject to Exhibit "D", FDR shall provide the services to the level of timeliness, accuracy, security, business specifications and technical specifications which are set forth in the User Manuals listed in Exhibit "A", Section I and as provided in the Procedures Manual.

            Customer's Representations and Warranties. As of the date hereof, Customer represents and warrants to FDR, and (except in the case of Section 11.3(g) below) as of the date of execution of each Client Supplement, Customer represents and warrants to FDR and the applicable Client as follows:

      (a) It is a limited liability company validly organized and existing under the laws of the State of Delaware;

      (b) It has full power and authority under its organizational documents and the laws of the State of Delaware to execute and deliver this Agreement and the Client Supplements and to perform its obligations hereunder and thereunder;

      (c) It has by proper action duly authorized the execution and delivery of this Agreement and of the Client Supplements and when validly executed and delivered this Agreement and the Client Supplements shall constitute legal, valid and binding agreements of Customer enforceable in accordance with their terms;

      (d) The execution and delivery of this Agreement and of the Client Supplements and the consummation of the transactions herein and therein contemplated do not conflict in any material respect with or constitute a material breach or material default under its organizational documents or under the terms and conditions of any documents, agreements or other writings to which it is a party;

      (e) The execution and delivery of this Agreement and of each of the Client Supplements does not, and will not, conflict in any material respect with, or constitute a material breach or material default under, the terms and conditions of any agreements between Customer and any of its Clients;

      (f) Any hardware or software provided by Customer and the Customer's vendors (other than hardware or software that is provided by FDR or is approved by FDR which, in any case, is properly installed (any such hardware or software so installed being referred to as "FDR Hardware or Software")) which is intended to deliver records to, or receive records from, or to interact with, the products and services provided hereunder is Year 2000 Compliant;

      (g) As of the date of execution and delivery of this Agreement, Customer has a paid-in capital of at least one hundred million dollars ($100,000,000.00), as reflected on Customer's balance sheet in accordance with generally accepted accounting principles.

            Covenant of Customer. Until such time as a Client Supplement in the form of Exhibit "I" attached hereto has been executed and delivered by Customer, FDR and PF Bank, Customer will not make any distributions to its members in respect of their membership interests, if, after such distributions, the equity of Customer and its subsidiaries, not including loan loss reserves and as determined in accordance with generally accepted accounting principles consistently applied, would be less than fifty million dollars ($50,000,000.00), except that Customer may make such distributions to its members to the extent required for payment of taxes incurred in connection with the ownership of such membership interests.


                                ARTICLE 12
                           SERVICE PERFORMANCE

      Service Performance. The services provided hereunder will be provided in accordance with the standards set forth in Exhibit "D".

                                ARTICLE 13
                                 GENERAL

      13.1 Assignment. Except as otherwise provided herein, the rights and obligations of FDR and Customer under this Agreement are personal and not assignable, either voluntarily or by operation of law, without the prior written consent of the other party, not to be unreasonably withheld. Subject to the foregoing, all provisions contained in this Agreement shall extend to and be binding upon FDR and Customer or their respective successors and permitted assigns. Either FDR or Customer may merge with or into any Entity without the consent of the other provided the surviving Entity agrees to be bound by the terms of this Agreement.

      13.2 Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed by FDR and Customer, or by any third party, to create the relationship of partnership or joint venture between FDR and Customer, it being understood and agreed that neither the method of computing compensation nor any other provision contained herein shall be deemed to create any relationship between FDR and Customer other than the relationship of independent parties contracting for services. Neither Customer nor FDR has, and neither of them shall hold itself out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon any other.

      13.3 Business Continuity Plan. FDR has created a business continuity plan (the "Business Continuity Plan"). FDR shall provide Customer and each Client with a written summary of such Business Continuity Plan upon the written request of Customer or such Client and from time to time upon any updating of the Business Continuity Plan. Despite the foregoing, FDR reserves the right to change such Business Continuity Plan from time to time during the Term of this Agreement. At any time, upon Customer's or any Client's request, FDR shall explain all changes made to the Business Continuity Plan. Any such change shall not degrade the quality of the Business Continuity Plan in a manner which has a material, adverse impact on the services provided hereunder or under any Client Supplement. FDR will undertake and make certain revisions to its Business Continuity Plan which will meet or exceed regulatory agency contingency planning criteria. FDR's Business Continuity Plan includes a time frame schedule for recovering critical business functions.

      13.4 State Law. This Agreement shall be governed by the laws of the State of Delaware as to all matters, including validity, construction, effect, performance and remedies without giving effect to the principles of choice of law thereof.

      13.5 Notice. All notices which FDR or Customer may be required or desire to give to the other shall be in writing and shall be given by personal service, telecopy, registered mail or certified mail (or its equivalent), or overnight courier to each recipient at its respective address or telecopy telephone number set forth below. Mailed notices and notices by overnight courier shall be deemed to be given upon actual receipt by the party to be notified. Notices delivered by telecopy shall be confirmed in writing by overnight courier and shall be deemed to be given upon actual receipt by the party to be notified.

      If to FDR:                     First Data Resources Inc.
                                     10825 Farnam Drive
                                     Omaha, NE 68154
                                     Attention: President
                                     Telecopy Number: 402-222-7334

      With a copy to:                First Data Resources Inc.
                                     10825 Farnam Drive
                                     Omaha, NE 68154
                                     Attention: General Counsel
                                     Telecopy Number: 402-222-7700

      If to Customer or
      to PF Receivables:             Partners First Holdings, LLC
                                     900 Elkridge Landing Road
                                     Suite 300
                                     Linthicum, MD  21090
                                     Attention:  John Soderlund
                                     Telecopy Number:  410-855-8599

      With a copy to:                Partners First Holdings, LLC
                                     900 Elkridge Landing Road
                                     Suite 300
                                     Linthicum, MD  21090
                                     Attention:  Terry Browne, Esq.
                                     Telecopy Number:  410-855-8599

      A party may change its address or addresses set forth above by giving each other party notice of the change in accordance with the provisions of this section.

      13.6 Headings. The section headings in this Agreement are solely for convenience and shall not be considered in its interpretation. The recitals set forth on the first page of this Agreement are incorporated into the body of this Agreement. The exhibits referred to throughout this Agreement are attached to this Agreement and are incorporated into this Agreement. Unless the context clearly indicates, words used in the singular include the plural, words in the plural include the singular and the word "including" means "including but not limited to."

      13.7 Waiver. The failure of FDR or Customer at any time to require performance by the other of any provision of this Agreement shall not affect in any way the full right to require the performance at any subsequent time. The waiver by FDR or Customer of a breach of any provision of this Agreement shall not be taken or held to be a waiver of the provision itself. Any course of performance shall not be deemed to amend or limit any provision of this Agreement.

      13.8 Force Majeure and Restricted Performance. (a) If performance by FDR of any service or obligation under this Agreement or any Client Supplement, including Conversion or Deconversion, is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, failure of MasterCard or VISA, failure or delay in receiving electronic data, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo, or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act or omission whatsoever, whether similar or dissimilar to those referred to in this clause, which is or are beyond the reasonable control of FDR and which could not have been avoided through implementation of the Business Continuity Plan, where applicable, then FDR shall provide notice to Customer and each affected Client identifying the cause of the prevention, restriction, delay or interference and FDR shall be excused from the performance to the extent of the prevention, restriction, delay or interference, so long as FDR is taking reasonable action to accomplish such performance as promptly as possible under the circumstances. As a condition to continuing to perform embossing services for card issuing members of VISA U.S.A. Inc., FDR was required to enter into a VISA Card Personalization Agreement dated May 1, 1993, (the "VISA Agreement"). Under certain circumstances VISA is permitted, pursuant to the VISA Agreement, to temporarily or permanently prevent or restrict FDR's right to perform embossing services for card issuing members of VISA U.S.A. Inc. Customer and Clients hereby agree that if, as a result of VISA exercising its rights under the VISA Agreement, FDR is prevented or restricted by VISA from performing embossing services for Customer or Clients, then FDR shall be excused from the performance of such embossing services to the extent of such prevention or restriction by VISA.

      (b) If performance by Customer or any Client of any service or obligation under this Agreement or any Client Supplement is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, failure of MasterCard or VISA, failure or delay in receiving electronic data, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo, or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act or omission whatsoever, whether similar or dissimilar to those referred to in this clause, which is or are beyond the reasonable control of such party, then Customer or such Client, as applicable, shall be excused from the performance to the extent of the prevention, restriction, delay or interference, so long as such party is taking reasonable actions to accomplish such performance as promptly as possible under the circumstances.

      13.9 Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not affect the validity of the remaining provisions of this Agreement, and FDR and Customer shall substitute for the invalid provisions a valid provision which most closely approximates the intent and economic effect of the invalid provision.

      13.10 Audit. From time to time during the Term of this Agreement, but at least biennially, FDR shall engage a nationally recognized independent audit firm, selected and paid for by FDR, to perform an audit of the electronic data processing environment maintained by FDR to provide the services contemplated by this Agreement. FDR shall provide Customer, at no charge, with a copy of the results of any audit. From time to time during the Term of this Agreement, FDR shall also provide Customer or persons authorized by and acting on behalf of Customer, including an independent third party selected and paid for by Customer, with reasonable access during normal business hours to FDR's facilities and to FDR's accounting and business records in order to permit Customer, or such authorized persons, to audit (or perform compliance reviews with respect to) FDR's supporting procedures, controls and security methods associated with the services being provided to Customer, FDR's compliance with the settlement functions associated with each Client and all reports delivered by FDR hereunder. In addition, FDR shall allow federal and state governmental and banking authorities having jurisdiction over Customer's business reasonable access during normal business hours to the records, procedures and facilities of FDR related to this Agreement. FDR shall reasonably cooperate with Customer, such other persons authorized by Customer and any governmental and banking authorities in the conduct of any audits, including giving them access, for discussion of any audit, to officers and the independent auditors of FDR.

      13.11 Risk of Loss. As between Customer and FDR, Customer shall be responsible for any and all risk of loss to any tangible item (a) provided by FDR for Customer (including without limitation statements and embossed cards) upon the delivery of such items to the U.S. Postal Service or such other courier as Customer may select, and (b) provided by Customer to FDR until actual receipt of such items by FDR. As between Customer and FDR, it is expressly understood that the U.S. Postal Service and any courier selected by Customer are the agents of Customer and not FDR.

      13.12 Equal Employment Opportunity. FDR will not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, disability, age or veteran status as ordered by the Secretary of Labor pursuant to Section 202 of Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, and Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974.

      13.13 Entire Agreement. This Agreement, including exhibits and the executed Client Supplements, if any, and including that certain letter agreement by and between Customer and FDR of even date herewith, sets forth all of the promises, agreements, conditions and understandings between FDR, PF Receivables and Customer respecting the subject matter hereof and supersedes all negotiations, conversations, discussions, correspondence, memorandums and agreements between the parties concerning the subject matter. This Agreement, including exhibits, may not be modified except by a writing signed by authorized representatives of FDR, PF Receivables and Customer. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      13.14 Informal Dispute Resolution. Any controversy or claim between FDR and Customer, whether on behalf of Customer or a Client (or any of their Affiliates), or between FDR and any Client (or any of their Affiliates) (the parties included in the Dispute hereinafter referred to as the "Disputing Parties") arising from or in connection with this Agreement or such Client's Client Supplement or the relationship of FDR and Customer under this Agreement or the relationship of FDR and such Client under such Supplement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise and whether arising before or after termination of this Agreement (the "Dispute") shall be resolved as follows:

      (a) Upon written request of the party initiating the Dispute, the Disputing Parties will each appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.

      (b) The designated representatives shall meet as often as the Disputing Parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding.

      (c) Arbitration proceedings for the resolution of a Dispute under
Section 13.15 may not be commenced until the earlier of:

            (i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

            (ii) the expiration of the thirty (30) day period immediately following the initial request to negotiate the Dispute.

      13.15 Arbitration. If the provisions of Section 13.14 have been satisfied but the Dispute has not been resolved, then the Dispute shall be settled pursuant to the following:

      (a) Any Disputing Party may proceed to arbitration in the State of Delaware in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The Disputing Parties agree that any process or any paper in connection with any such arbitration may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the arbitration tribunal, provided a reasonable time for appearance is allowed.

      (b) FDR, Customer and each Client agree to abide by and perform any award rendered by the arbitrator(s) and further agree that a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

      (c) FDR, Customer and each Client acknowledge and agree that performance of the obligations under this Agreement and under such Client's Client Supplement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement or such Client's Client Supplement, FDR, Customer and each Client agree that the United States Arbitration Act (Title 9 of the U.S. Code) shall govern the interpretation, enforcement and proceedings with respect to this Section 13.15.

      (d) A Dispute must be initiated in accordance with Section 13.14 within one year after the party initiating the Dispute becomes aware that it, or any of its directors, officers, employees, agents or Affiliates, has suffered or incurred, or reasonably expects to suffer or incur, any Losses. Failure to file a Dispute within such one-year period shall constitute a waiver of any rights or remedies with respect to such Dispute. To avoid unnecessary costs or delays, should any Disputing Party claim that the Dispute has been waived by virtue of the passage of time as specified in this section, the arbitrator(s) shall address and resolve this claim first before accepting evidence regarding the substantive aspects of the Dispute. If the arbitrator(s) determine that the Dispute was not filed within the one-year time period, the arbitrator(s) shall dismiss the claim of the party initiating the Dispute with prejudice and enter a decision and award in favor of the other party or parties to the Dispute.

      (e) FDR, Customer and each Client agree that arbitration proceedings under this Section 13.15 are compromise negotiation for purposes of the federal rules of evidence, state rules of evidence or any other laws of evidence. The entire procedure is confidential and subject to Article 10. No Disputing Party or arbitrator(s) may disclose the existence, content or results of any arbitration hereunder without the written consent of the Disputing Parties, except (i) to the extent disclosure is required to enforce any applicable arbitration award, (ii) as permitted under Section 10.6(e) or Section 10.6(f) of this Agreement, or (iii) in the context of due diligence processes in connection with the issuance of securities or any proposed merger or acquisition transaction (provided that the party to which such information is disclosed shall have executed and delivered to the party making such disclosure a confidentiality agreement limiting the use of such information to such processes). All conduct, statements, promises, offers, views and opinions of all parties involved in an arbitration shall not be discoverable or admissible for any purposes in litigation or other proceedings involving the Disputing Parties and shall not be disclosed to any one not an agent, employee, expert, witness, or representative for the Disputing Parties, except (i) to the extent disclosure is required to enforce any applicable arbitration award, (ii) as permitted under Section 10.6(e) or Section 10.6(f) of this Agreement, or (iii) in the context of due diligence processes in connection with the issuance of securities or any proposed merger or acquisition transaction (provided that the party to which such information is disclosed shall have executed and delivered to the party making such disclosure a confidentiality agreement limiting the use of such information to such processes).

      (f) FDR, Customer and each Client agree that the arbitrator or chair of the arbitration panel shall have the discretion to order a pre-hearing exchange of information by the Disputing Parties, limited to a thirty-day period for production of requested documents and examination by deposition of parties. Such discovery shall be scheduled at a discovery conference to be conducted by the arbitrator or chair of the arbitration panel as soon as practicable after the selection of the arbitrator(s).

      (g) The Disputing Parties shall each bear equally all fees and costs and expenses of the arbitration, and the Disputing Parties shall bear their own legal fees and expenses and the costs of its experts and witnesses; provided, however, that if the position of a Disputing Party is upheld by the arbitration panel in all material respects, then, notwithstanding any applicable governing law provisions, the other Disputing Party shall pay all costs, fees and expenses incurred by the prevailing party.

      13.16 Permissible Legal Proceeding. Notwithstanding anything contained in Sections 13.14 and 13.15, (a) a Disputing Party may institute legal proceedings to seek a temporary restraining order or other temporary or preliminary injunctive relief to prevent immediate and irreparable harm to itself, and for which monetary damages would be inadequate, pending final resolution of the dispute, controversy or claim pursuant to arbitration, and (b) a Disputing Party may institute legal proceedings if necessary to preserve a superior position with respect to other creditors. Such conduct shall not constitute a waiver of the right of any Disputing Party to resort to arbitration to obtain relief other than that specified in this Section 13.16.

      13.17 FDR Insurance Policies. FDR agrees that during the Term of this Agreement, it will obtain and maintain insurance covering various types of liabilities which FDR, in its reasonable business judgment, determines is appropriate to cover the potential exposure that FDR and its customers could experience. At the time of the execution of this Agreement, FDR has obtained and is maintaining the types of insurance coverage and, at a minimum, the amounts described in Exhibit "E"; provided, however, that nothing in this Section 13.17 shall be construed to require FDR to maintain the types of coverage or the amounts described in Exhibit "E" and FDR, at its sole election, shall be permitted to make any modification, change, reduction or increase in the types of coverage or the amount of coverage which FDR, in its reasonable business judgment, determines is appropriate.

      13.18 Publicity. FDR and Customer will submit to the other all advertising, written sales promotion, press releases and other publicity or public relations materials in which reference to the other is proposed to be made, and neither party will publish or use any such material without the prior written consent of the other party. Notwithstanding the foregoing, (i) FDR may include Customer's name in standardized customer lists and in the experience sections of proposals to third parties in a form approved in advance by Customer or in oral presentations to prospective customers, provided, however, that no such reference shall contain or imply any endorsement by Customer or any of its Affiliates of FDR or any of its products or services, (ii) Customer may disclose the existence and terms of this Agreement to Clients and prospective Clients (provided that any such prospective Client executes a confidentiality agreement) and (iii) whenever required by reason of legal, accounting or regulatory requirements, public disclosure of the existence and general nature of this Agreement may be made by FDR or Customer, FDR or Customer, as applicable, agreeing to notify the other thereof in each instance prior thereto if possible and if not as promptly as practicable thereafter.

      13.19 Minority and Women-Owned Business Enterprises. It is the policy of Customer to place a fair portion of its buying business, including contracts and subcontracts for goods and/or services, with minority and women owned business enterprises. These enterprises shall be afforded an equitable opportunity to compete for all contracts in which they can provide competitive performance and pricing related to the requirements outlined within this Agreement. Upon request, FDR will submit to Customer reports with respect to the number of minority and women owned business enterprises it subcontracts to fulfill its obligations under this Agreement.

      13.20 Third Party Beneficiary. Except as provided in Section 13.1 and as to any Indemnified Party, no person or Entity other than FDR, Customer and Clients who have signed Client Supplements shall have any rights under this Agreement.

      13.21 Several Liability. FDR, Customer and each Client acknowledge and agree that except as expressly set forth in this Agreement or the Client Supplements the obligations of Customer and each Client shall be several (and not joint) and none of Customer or any Client shall assume or be liable for any obligations of any Entity other than the obligations of Customer or such Client, as the case may be. Notwithstanding the immediately preceding sentence, FDR may pursue a cause of action jointly against Customer as agent and Client as principal for the tortious acts of Customer committed while acting on behalf of Client pursuant to the Agency Agreement.

      13.22 PF Receivables. PF Receivables agrees to be jointly and severally liable for all payment and indemnification obligations of Customer to FDR under this Agreement, and for all other obligations of Customer to FDR pursuant to Article 10 of this Agreement. PF Receivables makes the representations and warranties specified in subsections 11.3(a), (b), (c), (d) and (e) to FDR as of the date hereof and as of the date of execution of each Client Supplement.


      IN WITNESS WHEREOF, the parties to this Agreement have caused it to be executed by their duly authorized officers as of the day and year first written above.

                                         FIRST DATA RESOURCES INC.


                                         By /s/ Jack R. McDonnell
                                           ________________________________
                                         Name:  Jack R. McDonnell
                                         Title: Executive Vice President


                                         PARTNERS FIRST HOLDINGS, LLC


                                         By:  /s/ John R. Soderlund
                                            ________________________________
                                         Name:  John R. Soderlund
                                         Title:  President and Chief Executive
                                                   Officer


                                         PARTNERS FIRST RECEIVABLES, LLC


                                         By:  /s/ John R. Soderlund
                                            ________________________________
                                         Name:  John R. Soderlund
                                         Title:  President and Chief Executive
                                                   Officer